CONSULTING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 1st day of November, 1995, by and between Oxboro Medical International, Inc., a Minnesota corporation (the "Company"), and Larry A. Rasmusson (the "Consultant").

     WHEREAS, the Company is engaged in the business of developing, assembling, and marketing medical products and through its wholly owned subsidiary, Oxboro Outdoors, Inc., developing, assembling and marketing outdoor recreational products (collectively the "Business"); and

     WHEREAS, Consultant was previously a consultant to the Company for 11 years and has been an executive officer of the Company for 2 1/2 years and has developed unique knowledge, information, and expertise concerning the Business in connection therewith; and

     WHEREAS, Consultant has indicated his intention to retire as an employee and officer of the Company within the next five years; [for accounting treatment, may need to provide more specific retirement date] and

     WHEREAS, the Company desires that Consultant, following his retirement, continue to provide consulting services to the Company and refrain from engaging in competing business activities as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

     1. Consulting Services. Consultant agrees that commencing on the date of his retirement from his duties as an officer and employee of the Company, he will hold himself available, unless disabled from doing so as a result of illness or other incapacity, to advise and consult from time to time, by telephone, in person at the Company's offices, or in such other manner and at such other place or places as may from time to time be mutually agreeable to Consultant and the Company, with the officers, directors, employees, and other representatives of the Company when and to the extent reasonably requested to do so by the Company's officers and/or directors, relative to the Business of the Company and to give to the Company, through such officers, directors, employees, and other representatives, the benefit of his experience and knowledge of the Business and of his judgment on the financial, merchandising, personnel, and other management aspects, problems, and policies of the Business. Consultant shall not be required to provide consulting services for more than five days per month (or sixty days per year); however, Consultant may, at his own discretion, devote two of said five days a month to the review of operations, manufacturing, marketing/sales, product development and finances/accounting, with full access to the Company's books and records, information and sales and accounting data and systems, with assistance from company staff, as reasonably requested by Rasmusson. In no event shall Consultant be required to provide more than ten (10) days in any given calendar month.

     2. Relationship. It is the intent of the parties to this Agreement that Consultant is and shall remain at all times an independent contractor in the performance of this Agreement and nothing herein contained shall be construed as inconsistent with that status. The Consultant shall not be considered the employee, agent, or servant of the Company at any time, under any circumstances, or for any purpose whatsoever. The payments to Consultant pursuant to this Agreement are not to be construed to be salary, wages, or payroll. The Consultant understands, acknowledges, and agrees that the Company will not withhold state or federal income tax from the compensation that it will pay to Consultant, will not withhold or make contributions to social security, and with the exception of medical benefits and insurance to the extent Company provides such benefits and insurance to its employees and split-dollar life insurance benefits in force as of the date of and following termination of employment, will not provide unemployment compensation, worker's compensation, or any other kind of taxes, benefits, or insurance. Consultant shall not be entitled to paid vacations, paid sick leave, or any other fringe benefits.

          Consultant understands and agrees that he has no authority to and will not enter into contracts or commitments in the name or on behalf of the Company, that he shall in no event represent that he is acting as an agent or representative of the Company, and that he shall not otherwise attempt to bind the Company in any respect whatsoever, unless authorized to do so in writing by the Company. The Consultant shall not make any representations, warranties, or commitments binding upon the Company.

     3. Commencement. This Agreement shall only commence upon Consultant's retirement from his employment with the Company if Consultant is at least fifty-five years of age. If Consultant voluntarily terminates his employment with the Company then this Agreement shall not be binding upon the Company prior to age fifty-five and shall be of no further force and effect. However, if the Company does not renew Consultant's Employment Agreement on April 1, 1998, for reasons other than good cause, as defined in said Employment Agreement, attributable to Consultant, then this Agreement shall commence on such date.

     4. Compensation. For the services rendered by Consultant pursuant to this Agreement, the Company shall pay the Consultant annually the sum of One Hundred Fifty Thousand Dollars ($150,000) in twelve (12) equal monthly installment payments in the amount of Twelve Thousand Five Hundred Dollars ($12,500) each. It is understood that Consultant shall be paid the compensation set forth above whether or not the Company requests him to provide consulting services.

     Any amounts otherwise payable to the Consultant pursuant to this paragraph 4 shall be paid before or after his death in accordance with written directions delivered to Company by Consultant or his duly appointed personal representative(s) from time to time or, in the absence of such a direction, shall be paid to Consultant during his life and to his estate after his death.

     The Company shall also reimburse the Consultant for any reasonable travel or other out-of-pocket expenses incurred by Consultant in performing consulting services requested hereunder by the Company, provided that the Company shall have approved such expenditures in advance if over $500.00 per month.

     If Consultant is required to provide consulting services exceeding the limit set forth in paragraph 1 hereof, the Company shall pay for such services at the rate of $2,500 per day; however, during the first year of this Agreement, the sum of the amounts paid to Consultant by Company pursuant to this Agreement (consisting of the base consulting fee ($150,000) plus the per diem amount(s)) and the total of the annual direct compensation paid to Consultant's replacement, shall not exceed the amount of the direct compensation paid to Consultant during the twelve months preceding the Consultant's retirement/termination date. A "day," pursuant to the terms of this Agreement, shall be defined as eight hours.

     In the event that the Company, in good faith, has determined Consultant is in breach of any of his covenants, agreements, or obligations arising under this Agreement, the Company shall have the right to withhold payments to Consultant until Consultant has cured any such existing breaches. If Consultant fails to cure such breach within thirty (30) days written notice thereof, Company may discontinue making such payments. If Consultant cures such default within thirty
(30) days, then withheld payment shall be released and payments to Consultant shall continue as set forth herein.

     5. Confidential Information. Consultant acknowledges that Consultant may receive, have access to, or contribute to the production of Confidential Information. For purposes of this Agreement, Consultant agrees that "Confidential Information" shall mean information or material proprietary to the Company or its Affiliates (as hereinafter defined) or designated as "Confidential Information" by the Company or an Affiliate and not generally known by non-Company personnel that Consultant develops or that Consultant may obtain knowledge of or have access to as a result of Consultant's relationship with the Company or any Affiliate prior to or during the term of this Agreement (including information conceived, originated, discovered, or developed in whole or in part by Consultant). "Confidential Information" shall include, but not be limited to, the following types of information and other information of a similar nature in whatever form (including written or electronic media): discoveries, ideas, concepts, software in various stages of development, designs, secrets, drawings, specifications, techniques, models, data, source codes, object codes, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how," marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, and financial information. "Confidential Information" also includes any information of the same general nature as that described above that the Company or an Affiliate obtains from another party and that the Company or an Affiliate treats as proprietary or designates as "Confidential Information," whether or not owned or developed by the Company or the Affiliate. Consultant further agrees:

          (a) that he will, to the best of his ability, furnish the Company on demand, at any time during or after the term of this Agreement, a complete list of the names and addresses of all persons that Consultant knows have dealt with, are dealing with, or propose to deal with the Company or any Affiliate, whether or not such information is in the possession or within the knowledge of the Company or any Affiliate. Such information may be disclosed by periodic reports to the Company during the term of this Agreement;

          (b) that all notes, data, reference materials, sketches, drawings, memoranda, documentation, and records in any form and in any way incorporating or reflecting any Confidential Information belong exclusively to the Company, and Consultant will turn over all copies of such materials in Consultant's control to the Company upon request or upon termination of this Agreement;

          (c) that during the term of this Agreement and thereafter, the Consultant will hold in confidence and not directly or indirectly reveal, report, publish, disclose, or transfer any of the Confidential Information to any person or for any purpose, except in the course of Consultant's work for the Company;

          (d) that any inventions or ideas in whole or in part conceived of or made by Consultant during or after the term of Consultant's relationship with the Company or any Affiliate shall be as set forth in the Exclusive License and Royalty Agreement between Consultant and Oxboro Outdoors, Inc. dated April 17, 1993, as amended ("Royalty Agreement") and in the Exclusive License Agreement between Consultant and Company dated April 1, 1990, as amended (the "License Agreement"); and

          (e) that Consultant has been given a copy and has reviewed Chapter 325C of Minnesota Statutes, known as the Minnesota Uniform Trade Secrets Act (the "Act"), and acknowledges that violation of the Act or of Consultant's agreements, covenants, and representations contained in this Agreement may give rise to a cause of action in favor of the Company against Consultant for general and specific damages, exemplary damages, injunctive relief, and attorney's fees.

     6. Covenant Not To Compete. Except as set forth in the Royalty Agreement and the License Agreement, during the term of this Agreement, and so long as Consultant is receiving payments hereunder, Consultant shall not, directly or indirectly, on Consultant's own behalf or as a partner, officer, employee, consultant, agent, shareholder, director, or trustee of any person, firm, corporation, or other entity, engage or participate in the business activities of or render services to any Conflicting Organization (as defined in Section 8(e) hereof) in connection with the development, manufacture, marketing, licensing, servicing, or promotion of any Conflicting Product (as defined in Section 8(d) hereof), or solicit or call upon any accounts that have been serviced by, or that have purchased products from, the Company or any Affiliate within the preceding two-year period, or permit Consultant's name to be used in connection with any such business or solicitation, unless otherwise agreed to in writing by Company and Consultant.

     7. Injunctive Relief, Attorneys' Fees. In recognition of the irreparable harm that a violation by Consultant of any of the covenants of paragraphs 5 or 6 would cause the Company, the Consultant agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against him and every other person concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. In the event of such an action or legal proceeding, the prevailing party shall be entitled to be reimbursed for its costs, expenses and reasonable attorneys' fees incurred in such proceeding or action by the other party.

     8. Definitions. For purposes of this Agreement, it is agreed that the following terms shall have the meanings set forth below:

          (a) "Affiliate" shall mean any corporation, partnership, or other business entity in which the Company has a financial interest, or which the Company directly or indirectly, through one or more intermediaries, officers, or employees, controls, or is controlled by, or is under common control with, including any Subsidiary.

          (b) "Subsidiary" shall mean any corporation, partnership, or other business entity in which the Company has a significant financial interest, or which the Company, directly or indirectly, through one or more intermediaries, officers, or employees, controls, or is controlled by, or is under common control with, including as of the date of this Agreement, Oxboro Outdoors, Inc., and Oxboro Medical, Inc., both Minnesota corporations and both wholly owned by the Company.

          (c) "Successor" includes any entity or person who acquires or succeeds to all or a substantial portion of the business or assets of the Company.

          (d) "Conflicting Product" means any product, system, or service of a Conflicting Organization that is the same as or similar to, or competes with, or has a usage allied to, a product, process, system, or service provided by the Company.

          (e) "Conflicting Organization" means any person or organization engaged or about to become engaged in research on or development, production, marketing, leasing, licensing, selling, or servicing of a Conflicting Product.

          (f) "Cause" shall mean (i) the conviction of Consultant by a court of competent jurisdiction of or the written confession by Consultant to any felony committed by Consultant prior to or during the term of this Agreement, (ii) the conviction of or written confession by Consultant to the embezzlement or misappropriation of funds of the Company committed by Consultant prior to or during the term of this Agreement, (iii) failure or refusal of Consultant to perform the services to be provided pursuant to this Agreement for a period of more than thirty (30) days after receipt of written notice from Company, or (iv) violation of Consultant of the provisions of Section 4 or 5 of this Agreement; or

          (g) "Permanent Disability" means a physical or mental condition of Consultant resulting from bodily injury, disease, or mental disorder that renders him incapable of performing the substantial and material duties required of him under this Agreement. For purposes of determining whether Consultant is "permanently disabled" or has a "permanent disability" under this Agreement, a written medical report prepared by Consultant's personal physician stating that Consultant either is permanently disabled or has a permanent disability shall be conclusive evidence on the parties hereto.

     9.   Termination. This Agreement may be terminated:

          (a) by Consultant without cause, for any reason or for no reason, at any time upon thirty days' written notice to the Company;

          (b) by the Company immediately for Cause (as defined in Section 7(f)) without prior notice to Consultant;

          (c) upon the death or Permanent Disability (as defined in Section 7(g)) of Consultant,

          (d) upon its fifth anniversary if Company does not renew this Agreement and the non-compete shall also terminate on that date; however, this Agreement may be renewed on the fifth anniversary of the commencement date hereof and on each fifth year anniversary thereafter, with a Consumer Price Index adjustment to the $150,000 annual consulting fee from the beginning of the preceding five-year period to the renewal date, and the non-compete shall continue in force for each such renewal period; or

          (e) if Company is in default hereunder and such default is not cured within thirty (30) days of written notice thereof, then Consultant can terminate this Agreement and the non-compete provision hereof is of no further force and effect.

     10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

     11. Other Agreements/Benefits. Notwithstanding anything in this Agreement to the contrary, this Agreement is independent of and has no effect on other agreements between the Company and the Consultant regarding Consultant's employment or rights to royalties or other compensation. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of Consultant to participate in any pension or profit sharing plan or other qualified retirement plan that the Company may now or hereafter provide, including the Company's employee stock ownership plan.

     12. Amendment. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all the parties and then such waiver shall only be effective in the specific instance and for the specific purpose for which it was given.

     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns, including the successors or assigns of the Company or any Subsidiary or Affiliate of the Company, but nothing in this Agreement is to be construed as an authorization or right of either party to assign its rights or delegate its duties under this Agreement without the consent of the other party hereto. A successor or assign of the Company shall include, but shall not be limited to, any entity acquiring all or substantially all of the assets, business or stock of the Company. The term "substantially" shall mean a transfer of more than twenty percent (20%) of the assets (with respect to book value) or business (with respect to revenues) or more than fifty percent (50%) of the stock of the Company.

     14. Governing Law. This Agreement shall be construed, governed by, and enforced in accordance with the laws of the State of Minnesota.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     16. Headings. The headings of the paragraphs of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, amplify, or aid in the interpretation of the provisions hereof.

     17. Severability. The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal, or unenforceable for any reason, the remainder shall not thereby be invalidated but shall remain in full force and effect.

     18. Waiver. The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision. None of the terms of this Agreement shall be deemed to have been waived by either party unless such waiver is in writing and signed by or on behalf of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month, and year first above written.

                                              COMPANY:

                                              Oxboro Medical International, Inc.

                                              By /s/ Harley Haase
                                              Its President/CEO

                                              CONSULTANT:

                                              /s/ Larry A. Rasmusson
                                              Larry A. Rasmusson